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News Release
Truist reports first quarter 2025 results
Net income available to common shareholders of $1.2 billion, or $0.87 per share	Average loans increased $3.3 billion, or 1.1%	Repurchased $500 million in common shares; Dividend and total payout ratios of 59% and 102%
1Q25 Key Financial Data	1Q25 Performance Highlights(4)

(Dollars in billions, except per share data)	1Q25	4Q24	1Q24
Summary Income Statement
Net interest income - TE	$3.56	$3.64	$3.43
Noninterest income	1.39	1.47	1.45
Total revenue - TE	4.95	5.11	4.87
Noninterest expense	2.91	3.04	2.95
Net income from continuing operations	1.26	1.29	1.13
Net income (loss) from discontinued operations	–	(0.01)	0.07
Net income	1.26	1.28	1.20
Net income available to common shareholders	1.16	1.22	1.09
Adjusted net income available to common shareholders(1)	1.16	1.21	1.22
PPNR - unadjusted(1)(2)	2.04	2.08	1.92
PPNR - adjusted(1)(2)	2.08	2.08	2.04
Key Metrics
Diluted EPS	$0.87	$0.91	$0.81
Adjusted diluted EPS(1)	0.87	0.91	0.90
BVPS	44.85	43.90	38.97
TBVPS(1)	30.95	30.01	21.64
ROCE	8.1%	8.4%	8.4%
ROTCE(1)	12.3	12.9	16.3
Efficiency ratio - unadjusted(1)(2)	59.3	60.0	61.3
Efficiency ratio - adjusted(1)(2)	56.4	57.7	56.2
Fee income ratio - unadjusted(1)(2)	28.4	29.0	30.0
Fee income ratio - adjusted(1)(2)	28.2	28.8	29.7
NIM - TE(2)	3.01	3.07	2.88
NCO ratio	0.60	0.59	0.64
ALLL ratio	1.58	1.59	1.56
CET1 ratio(3)	11.3	11.5	10.1
Average Balances
Assets	$532	$527	$531
Securities	124	125	132
Loans and leases	308	305	309
Deposits	392	390	389
Amounts may not foot due to rounding.
(1)Represents a non-GAAP measure. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s First Quarter 2025 Earnings Presentation.
(2)This metric is calculated based on continuing operations.
(3)Current quarter capital ratios are preliminary.
(4)Comparisons noted in this section summarize changes from first quarter of 2025 compared to fourth quarter of 2024 on a continuing operations basis, unless otherwise noted.
•Net income available to common shareholders was $1.2 billion, or $0.87 per diluted share

•Total TE revenues were down 3.2%
◦TE net interest income decreased 2.4%; net interest margin was down six basis points
◦Noninterest income was down 5.3% due to lower other income

•Noninterest expense was down 4.3%. Adjusted noninterest expense(1) was down 5.4%, reflecting lower other expense, lower professional fees and outside processing expense, and lower equipment expense

•Average loans and leases HFI were up 1.1% due to increases in the commercial and industrial, residential mortgage, and indirect auto portfolios
◦End of period loans and leases HFI were $308.6 billion, up $2.3 billion, or 0.7%

•Average deposits increased 0.6% due to increases in time deposits and interest checking, partially offset by declines in noninterest-bearing deposits and money market and savings accounts
◦The average cost of total deposits was 1.79%, down ten basis points, due to the impact of deposit repricing

•Asset quality remained strong
◦Nonperforming loans HFI to HFI loans were up one basis point
◦Loans 90 days or more past due HFI to HFI loans were up one basis point, or flat excluding government guaranteed loans
◦ALLL ratio decreased one basis point
◦Net charge-off ratio of 60 basis points, up one basis point

•Capital levels remained strong
◦Repurchased $500 million in common shares, resulting in a dividend and total payout ratio of 59% and 102%, respectively
◦CET1 ratio(3) was 11.3%

CEO Commentary
“We delivered solid first quarter results as we remain focused on executing on our strategy amidst market volatility. We continue to utilize our robust capital position to support the growth needs of our clients, while maintaining effective risk controls. Both average loans and deposits are higher to begin the year, and our expense discipline was evident again this quarter, while asset-quality metrics remained stable and capital ratios strong.

We continue to invest in talent and technology, while our strong capital and liquidity profile leave us well positioned to succeed in a variety of economic environments and continue capitalizing on opportunities for our shareholders.

I am confident that our clear strategic focus and unwavering commitment to our purpose to inspire and build better lives and communities enable us to navigate the uncertainties of the current environment and continue to drive improved performance.”

— Bill Rogers, Truist Chairman & CEO
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Contact:
Investors:	Brad Milsaps	investors@truist.com
Media:	Shelley Miller	media@truist.com

Net Interest Income, Net Interest Margin, and Average Balances
	Quarter Ended			Change
(Dollars in millions)	1Q25	4Q24	1Q24	Link		Like
Interest income(1)	$6,036	$6,230	$6,237	$(194)	(3.1)%	$(201)	(3.2)%
Interest expense	2,481	2,589	2,812	(108)	(4.2)	(331)	(11.8)
Net interest income(1)	$3,555	$3,641	$3,425	$(86)	(2.4)	$130	3.8

Net interest margin(1)	3.01%	3.07%	2.88%	(6) bps		13 bps

Average Balances(2)
Total earning assets	$476,214	$472,639	$476,497	$3,575	0.8%	$(283)	(0.1)%
Total interest-bearing liabilities	349,059	341,213	347,121	7,846	2.3	1,938	0.6

Yields / Rates(1)
Total earning assets	5.12%	5.25%	5.25%	(13) bps		(13) bps
Total interest-bearing liabilities	2.88	3.02	3.26	(14) bps		(38) bps
(1)Amounts are on a taxable-equivalent basis utilizing the federal income tax rate of 21% for the periods presented. Interest income includes certain fees, deferred costs, and dividends.
(2)Represents daily average balances. Unrealized gains and losses on available-for-sale securities are included in nonearning assets. Active hedge basis adjustments for fair value hedges are included in nonearning assets and other liabilities.

Taxable-equivalent net interest income for the first quarter of 2025 was down $86 million, or 2.4%, compared to the fourth quarter of 2024 primarily due to two fewer days. Net interest margin was 3.01%, down six basis points.

•Average earning assets increased $3.6 billion, or 0.8%, primarily due to an increase in average total loans of $2.9 billion, or 1.0%, and other earnings assets of $1.3 billion, or 3.4%, partially offset by a decline in average securities of $810 million, or 0.6%.
•The yield on the average total loan portfolio was 5.97%, down 15 basis points due to the impact of variable rate loans repricing. The yield on the average securities portfolio was 3.16%, down three basis points.
•Average deposits increased $2.2 billion, or 0.6%, average short-term borrowings increased $5.3 billion, or 21%, and average long-term debt decreased $1.7 billion, or 5.0%.
•The average cost of total deposits was 1.79%, down ten basis points, due to the impact of deposit repricing. The average cost of short-term borrowings was 4.49%, down 32 basis points reflecting lower market rates. The average cost of long-term debt was 5.05%, down one basis point.

Taxable-equivalent net interest income for the first quarter of 2025 was up $130 million, or 3.8%, compared to the first quarter of 2024 primarily due to the balance sheet repositioning in the second quarter of 2024. Net interest margin was 3.01%, up 13 basis points.

•Average earning assets decreased $283 million, or 0.1%, primarily due to a decline in average total loans of $1.9 billion, or 0.6%, and a decrease in average securities of $7.6 billion, or 5.8%, partially offset by growth in other earning assets of $8.4 billion, or 28%. The decrease in average securities and increase in average other earning assets primarily reflects the aforementioned balance sheet repositioning.
•The yield on the average total loan portfolio was 5.97%, down 41 basis points due to the impact of variable rate loans repricing. The yield on the average securities portfolio was 3.16%, up 71 basis points, reflecting the aforementioned balance sheet repositioning and reinvesting cash flows into higher yielding securities.
•Average deposits increased $3.1 billion, or 0.8%, average short-term borrowings increased $4.1 billion, or 16%, and average long-term debt decreased $8.3 billion, or 20%.
•The average cost of total deposits was 1.79%, down 24 basis points. The average cost of short-term borrowings was 4.49%, down 113 basis points. The average cost of long-term debt was 5.05%, up 31 basis points.

Noninterest Income
	Quarter Ended			Change
(Dollars in millions)	1Q25	4Q24	1Q24	Link		Like
Wealth management income	$344	$345	$356	$(1)	(0.3)%	$(12)	(3.4)%
Investment banking and trading income	273	262	323	11	4.2	(50)	(15.5)
Card and payment related fees	220	231	224	(11)	(4.8)	(4)	(1.8)
Service charges on deposits	230	237	225	(7)	(3.0)	5	2.2
Mortgage banking income	108	117	97	(9)	(7.7)	11	11.3
Lending related fees	95	93	96	2	2.2	(1)	(1.0)
Operating lease income	53	47	59	6	12.8	(6)	(10.2)
Securities gains (losses)	(1)	(1)	—	—	—	(1)	NM
Other income	70	139	66	(69)	(49.6)	4	6.1
Total noninterest income	$1,392	$1,470	$1,446	$(78)	(5.3)	$(54)	(3.7)

Noninterest income was down $78 million, or 5.3%, compared to the fourth quarter of 2024 primarily due to lower other income, partially offset by higher investment banking and trading income.

•Other income decreased due to lower income from certain solar equity investments and other investments.
•Investment banking and trading income increased due to strong debt capital markets activity, partially offset by lower trading income.

Noninterest income was down $54 million, or 3.7%, compared to the first quarter of 2024 primarily due to lower investment banking and trading income and wealth management income.

•Investment banking and trading income decreased due to lower merger and acquisition fees and trading income.
•Wealth management income decreased due to the impact of the sale of Sterling Capital Management LLC in 2024.
•Additionally, other income was relatively flat as higher income from certain solar investments was largely offset by lower income from investments held for certain post-retirement benefits (which is primarily offset by lower personnel expense).

Noninterest Expense
	Quarter Ended			Change
(Dollars in millions)	1Q25	4Q24	1Q24	Link		Like
Personnel expense	$1,587	$1,587	$1,630	$—	—%	$(43)	(2.6)%
Professional fees and outside processing	364	415	278	(51)	(12.3)	86	30.9
Software expense	230	232	224	(2)	(0.9)	6	2.7
Net occupancy expense	163	179	160	(16)	(8.9)	3	1.9
Equipment expense	82	112	88	(30)	(26.8)	(6)	(6.8)
Amortization of intangibles	75	84	88	(9)	(10.7)	(13)	(14.8)
Marketing and customer development	75	74	56	1	1.4	19	33.9
Operating lease depreciation	35	36	40	(1)	(2.8)	(5)	(12.5)
Regulatory costs	69	56	152	13	23.2	(83)	(54.6)
Restructuring charges	38	11	51	27	NM	(13)	(25.5)
Other expense	188	249	186	(61)	(24.5)	2	1.1
Total noninterest expense	$2,906	$3,035	$2,953	$(129)	(4.3)	$(47)	(1.6)

Noninterest expense was down $129 million, or 4.3%, compared to the fourth quarter of 2024 due to lower other expense, professional fees and outside processing expense, and equipment expense, partially offset by higher restructuring charges. Restructuring charges increased $27 million driven by higher costs associated with facilities optimization initiatives. Adjusted noninterest expense, which excludes the FDIC special assessment adjustment and restructuring charges, decreased $164 million, or 5.4%, compared to the prior quarter.

•Other expense decreased due to lower operating losses and lower insurance expense.
•Professional fees and outside processing expense decreased due to lower technology and risk infrastructure costs.
•Equipment expense decreased due to a lower volume of laptop purchases and other technology equipment.

Noninterest expense was down $47 million, or 1.6%, compared to the first quarter of 2024 due to lower regulatory costs driven by the prior period FDIC special assessment adjustment of $75 million and lower personnel expense, partially offset higher professional fees and outside processing expense. Restructuring charges for both quarters include severance charges as well as costs associated with facilities optimization initiatives. Adjusted noninterest expense, which excludes the FDIC special assessment adjustment and restructuring charges, increased $41 million, or 1.5%, compared to the earlier quarter.

•Professional fees and outside processing expense increased due to higher investments in technology and risk infrastructure.
•Personnel expense decreased due to lower other post-retirement benefit expense (which is almost entirely offset by lower other income) and expenses for retirement plans, partially offset by higher medical claims and incentive compensation.

Provision for Income Taxes
	Quarter Ended			Change
(Dollars in millions)	1Q25	4Q24	1Q24	Link		Like
Provision for income taxes	$274	$265	$232	$9	3.4%	$42	18.1%
Effective tax rate	17.9%	17.1%	17.0%	80 bps		90 bps

The higher effective tax rate for the first quarter of 2025 compared to the fourth quarter of 2024 is primarily due to higher discrete tax expense.

The higher effective tax rate for the first quarter of 2025 compared to the first quarter of 2024 is primarily due to higher forecasted 2025 pre-tax earnings, partially offset by lower discrete tax expense.

Average Loans and Leases
(Dollars in millions)	1Q25	4Q24	Change	% Change
Commercial:
Commercial and industrial	$155,214	$153,209	$2,005	1.3%
CRE	19,832	20,504	(672)	(3.3)
Commercial construction	8,734	8,261	473	5.7
Total commercial	183,780	181,974	1,806	1.0
Consumer:
Residential mortgage	55,658	54,390	1,268	2.3
Home equity	9,569	9,675	(106)	(1.1)
Indirect auto	23,248	22,790	458	2.0
Other consumer	29,291	29,355	(64)	(0.2)
Total consumer	117,766	116,210	1,556	1.3
Credit card	4,849	4,926	(77)	(1.6)
Total loans and leases held for investment	$306,395	$303,110	$3,285	1.1

Average loans and leases HFI were $306.4 billion, an increase of $3.3 billion, or 1.1%, compared to the prior quarter.

•Average commercial loans increased 1.0% due to an increase in the commercial and industrial portfolio.
•Average consumer loans increased 1.3% due to growth in the residential mortgage and indirect auto portfolios.

End of period loans and leases HFI were $308.6 billion, up $2.3 billion, or 0.7%, primarily due to increases in the commercial and industrial, indirect auto, and residential mortgage portfolios, partially offset by a decline in the CRE portfolio.

Average Deposits
(Dollars in millions)	1Q25	4Q24	Change	% Change
Noninterest-bearing deposits	$105,895	$107,968	$(2,073)	(1.9)%
Interest checking	109,208	107,075	2,133	2.0
Money market and savings	136,897	138,242	(1,345)	(1.0)
Time deposits	40,204	36,757	3,447	9.4
Total deposits	$392,204	$390,042	$2,162	0.6

Average deposits for the first quarter of 2025 were $392.2 billion, an increase of $2.2 billion, or 0.6%, compared to the prior quarter.

Average noninterest-bearing deposits decreased 1.9% compared to the prior quarter and represented 27.0% of total deposits for the first quarter of 2025 compared to 27.7% for the fourth quarter of 2024. Average interest checking increased 2.0%. Average money market and savings accounts decreased 1.0%. Average time deposits increased 9.4%.

Capital Ratios
	1Q25	4Q24	3Q24	2Q24	1Q24
Risk-based:	(preliminary)
CET1	11.3%	11.5%	11.6%	11.6%	10.1%
Tier 1	12.7	12.9	13.2	13.2	11.7
Total	14.7	15.0	15.3	15.4	13.9
Leverage	10.3	10.5	10.8	10.5	9.5
Supplementary leverage	8.7	8.8	9.1	8.9	8.0

Capital ratios remained strong compared to the regulatory requirements for well capitalized banks. Truist’s CET1 ratio was 11.3% as of March 31, 2025, down 20 basis points compared to December 31, 2024 due to capital returned to shareholders, an increase in risk-weighted assets, and the final CECL phase-in, partially offset by current quarter earnings.

Truist declared common dividends of $0.52 per share during the first quarter of 2025 and repurchased $500 million of common stock. The dividend and total payout ratios for the first quarter of 2025 were 59% and 102%, respectively.

Truist’s average consolidated LCR was 111% for the three months ended March 31, 2025, compared to the regulatory minimum of 100%.

Asset Quality
(Dollars in millions)	1Q25	4Q24	3Q24	2Q24	1Q24
Total nonperforming assets	$1,618	$1,477	$1,528	$1,476	$1,476
Total loans 90 days past due and still accruing	616	587	518	489	538
Total loans 30-89 days past due and still accruing	1,619	1,949	1,769	1,791	1,716
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.48%	0.47%	0.48%	0.46%	0.45%
Loans 30-89 days past due and still accruing as a percentage of loans and leases	0.52	0.64	0.58	0.59	0.56
Loans 90 days or more past due and still accruing as a percentage of loans and leases	0.20	0.19	0.17	0.16	0.18
Loans 90 days or more past due and still accruing as a percentage of loans and leases, excluding government guaranteed	0.05	0.05	0.04	0.04	0.04
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.58	1.59	1.60	1.57	1.56
Ratio of allowance for loan and lease losses to net charge-offs	2.6x	2.7x	2.9x	2.7x	2.4x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	3.3x	3.4x	3.3x	3.4x	3.4x
Applicable ratios are annualized.

Nonperforming assets totaled $1.6 billion at March 31, 2025, up $141 million compared to December 31, 2024, due to increases in the commercial and industrial and the LHFS portfolios. Nonperforming loans and leases held for investment were 0.48% of loans and leases held for investment at March 31, 2025, up one basis point compared to December 31, 2024.

Loans 90 days or more past due and still accruing totaled $616 million at March 31, 2025, up one basis point as a percentage of loans and leases compared with the prior quarter. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.05% at March 31, 2025, flat compared to December 31, 2024.

Loans 30-89 days past due and still accruing totaled $1.6 billion at March 31, 2025, down $330 million, or 12 basis points, as a percentage of loans and leases, compared to the prior quarter primarily due to a decrease in the indirect auto, residential mortgage, commercial and industrial, and CRE portfolios.

The allowance for credit losses was $5.2 billion at March 31, 2025 and included $4.9 billion for the allowance for loan and lease losses and $296 million for the reserve for unfunded commitments. The ALLL ratio was 1.58%, down one basis point compared with December 31, 2024. The ALLL covered nonperforming loans and leases held for investment 3.3x, compared to 3.4x at December 31, 2024. At March 31, 2025, the ALLL was 2.6x annualized net charge-offs, compared to 2.7x at December 31, 2024.

Provision for Credit Losses
	Quarter Ended			Change
(Dollars in millions)	1Q25	4Q24	1Q24	Link		Like
Provision for credit losses	$458	$471	$500	$(13)	(2.8)%	$(42)	(8.4)%
Net charge-offs	454	453	490	1	0.2	(36)	(7.3)
Net charge-offs as a percentage of average loans and leases	0.60%	0.59%	0.64%	1 bps		(4) bps
Applicable ratios are annualized.

The provision for credit losses was $458 million for the first quarter of 2025 compared to $471 million for the fourth quarter of 2024.

•The decrease in the current quarter provision expense primarily reflects a lower allowance build.

The provision for credit losses was $458 million for the first quarter of 2025 compared to $500 million for the first quarter of 2024.

•The net charge-off ratio for the current quarter was down compared to the first quarter of 2024 primarily driven by lower net charge-offs in the CRE portfolio.

Earnings Presentation and Quarterly Performance Summary
Investors can access the live first quarter 2025 earnings call at 8 a.m. ET today by webcast or dial-in as follows:

Webcast: app.webinar.net/KNd8VGQjew3

Dial-in: 1-877-883-0383, passcode 0999346

Additional details: The news release and presentation materials are available at ir.truist.com under “Events & Presentations.” A replay of the call will be available on the website for 30 days.

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist’s First Quarter 2025 Quarterly Performance Summary, which contains detailed financial schedules, are available at https://ir.truist.com/earnings.

About Truist
Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Headquartered in Charlotte, North Carolina, Truist has leading market share in many of the high-growth markets in the U.S. and offers a wide range of products and services through wholesale and consumer businesses, including consumer and small business banking, commercial and corporate banking, investment banking and capital markets, wealth management, payments, and specialized lending businesses. Truist is a top-10 commercial bank with total assets of $536 billion as of March 31, 2025. Truist Bank, Member FDIC. Learn more at Truist.com.

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Glossary of Defined Terms
Term	Definition
ALLL	Allowance for loan and lease losses
BVPS	Book value (common equity) per share
CECL	Current expected credit loss model
CEO	Chief Executive Officer
CET1	Common equity tier 1
CRE	Commercial real estate
FDIC	Federal Deposit Insurance Corporation
GAAP	Accounting principles generally accepted in the United States of America
HFI	Held for investment
LCR	Liquidity Coverage Ratio
LHFS	Loans held for sale
Like	Compared to first quarter of 2024
Link	Compared to fourth quarter of 2024
NCO	Net charge-offs
NIM	Net interest margin, computed on a TE basis
NM	Not meaningful
PPNR	Pre-provision net revenue
ROCE	Return on average common equity
ROTCE	Return on average tangible common equity
TBVPS	Tangible book value per common share
TE	Taxable-equivalent

Non-GAAP Financial Information
This news release contains financial information and performance measures determined by methods other than in accordance with GAAP. Truist’s management uses these “non-GAAP” measures in their analysis of Truist’s performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. Truist believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•Adjusted net income available to common shareholders and adjusted diluted EPS - Adjusted net income available to common shareholders and adjusted diluted earnings per share are non-GAAP in that these measures exclude selected items, net of tax. Truist’s management uses these measures in their analysis of Truist’s performance. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges.
•Adjusted efficiency ratio, adjusted fee income ratio, and related measures - The adjusted efficiency ratio is non-GAAP in that it excludes securities gains and losses, amortization of intangible assets, restructuring charges, and other selected items. Adjusted revenue and adjusted noninterest expense are related measures used to calculate the adjusted efficiency ratio. Additionally, the adjusted fee income ratio is non-GAAP in that it excludes securities gains and losses and other selected items, and is calculated using adjusted revenue and adjusted noninterest income. Adjusted revenue and adjusted noninterest income exclude securities gains and losses and other selected items. Adjusted noninterest expense excludes restructuring charges, and other selected items. Truist’s management calculated these measures based on Truist’s continuing operations. Truist’s management uses these measures in their analysis of Truist’s performance. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges.
•PPNR - Pre-provision net revenue is a non-GAAP measure that adjusts net income determined in accordance with GAAP to exclude the impact of the provision for credit losses and provision for income taxes. Adjusted pre-provision net revenue is a non-GAAP measure that additionally excludes securities gains (losses), restructuring charges, and other selected items. Truist’s management calculated these measures based on Truist’s continuing operations. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods.
•Tangible Common Equity and Related Measures - Tangible common equity and related measures, including ROTCE and TBVPS, are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist’s management uses these measures to assess profitability, returns relative to balance sheet risk, and shareholder value.

A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s First Quarter 2025 Earnings Presentation, which is available at https://ir.truist.com/earnings.

Forward Looking Statements
From time to time we have made, and in the future will make, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results.

This news release, including any information incorporated by reference herein, contains forward-looking statements. We also may make forward-looking statements in other documents that are filed or furnished with the SEC. In addition, we may make forward-looking statements orally or in writing to investors, analysts, members of the media, and others. All forward- looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, and results may differ materially from those set forth in any forward-looking statement. While no list of assumptions, risks, and uncertainties could be complete, some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements include:

•evolving political, geopolitical, business, social, economic, and market conditions at local, regional, national, and international levels;
•monetary, fiscal, and trade laws or policies, including tariffs or responses to rates of inflation above target levels;
•the legal, regulatory, and supervisory environment, including changes in financial-services legislation, regulation, policies, or government officials or other personnel;
•our ability to address heightened scrutiny and expectations from supervisory or other governmental authorities and to timely and credibly remediate related concerns or deficiencies;
•judicial, regulatory, and administrative inquiries, examinations, investigations, proceedings, disputes, or rulings that create uncertainty for or are adverse to us or the financial-services industry;
•the outcomes of judicial, regulatory, and administrative inquiries, examinations, investigations, proceedings, disputes, or rulings to which we are or may be subject (either directly or indirectly through our ownership interests in other entities) and our ability to absorb and address any damages or other remedies that are sought or awarded and any collateral consequences;
•evolving accounting standards and policies;
•the adequacy of our corporate governance, risk-management framework, compliance programs, and internal controls over financial reporting, including our ability to control lapses or deficiencies in financial reporting, to make appropriate estimates, or to effectively mitigate or manage operational risk;
•any instability or breakdown in the financial system, including as a result of the actual or perceived soundness of another financial institution or another participant in the financial system;
•disruptions and shifts in investor sentiment or behavior in the securities, capital, or other financial markets, including financial or systemic shocks and volatility or changes in market liquidity, interest or currency rates, or valuations;
•our ability to cost-effectively fund our businesses and operations, including by accessing long- and short-term funding and liquidity and by retaining and growing client deposits;
•changes in any of our credit ratings;
•our ability to manage any unexpected outflows of uninsured deposits and avoid selling investment securities or other assets at an unfavorable time or at a loss;
•negative market perceptions of our investment portfolio or its value;
•adverse publicity or other reputational harm to us, our service providers, or our senior officers;
•business and consumer sentiment, preferences, or behavior, including spending, borrowing, or saving by businesses or households;
•our ability to execute on strategic and operational plans, including accelerating growth, improving profitability, investing in talent, technology, and risk infrastructure, maintaining expense, credit, and risk discipline, and returning capital to shareholders;
•changes in our corporate and business strategies, the composition of our assets, or the way in which we fund those assets;
•our ability to successfully make and integrate acquisitions and to effect divestitures;
•our ability to develop, maintain, and market our products or services or to absorb unanticipated costs or liabilities associated with those products or services;
•our ability to innovate, to anticipate the needs of current or future clients, to successfully compete, to increase or hold market share in changing competitive environments, or to deal with pricing or other competitive pressures;
•our ability to maintain secure and functional financial, accounting, technology, data processing, or other operating systems or infrastructure, including those that safeguard personal and other sensitive information;
•our ability to appropriately underwrite loans that we originate or purchase and to otherwise manage credit risk;
•our ability to satisfactorily and profitably perform loan servicing and similar obligations;
•the credit, liquidity, or other financial condition of our clients, counterparties, service providers, or competitors;
•our ability to effectively deal with economic, business, or market slowdowns or disruptions;
•the efficacy of our methods or models in assessing business strategies or opportunities or in valuing, measuring, estimating, monitoring, or managing positions or risk;
•our ability to keep pace with changes in technology that affect us or our clients, counterparties, service providers, or competitors or to maintain rights or interests in associated intellectual property;
•our ability to attract, hire, and retain key teammates and to engage in adequate succession planning;
•the performance and availability of third-party service providers on whom we rely in delivering products and services to our clients and otherwise in conducting our business and operations;
•our ability to detect, prevent, mitigate, and otherwise manage the risk of fraud or misconduct by internal or external parties;
•our ability to manage and mitigate physical-security and cybersecurity risks, including denial-of-service attacks, hacking, phishing, social-engineering attacks, malware intrusion, data-corruption attempts, system breaches, identity theft, ransomware attacks, environmental conditions, and intentional acts of destruction;
•natural or other disasters, calamities, and conflicts, including terrorist events, cyber-warfare, and pandemics;
•widespread outages of operational, communication, and other systems;
•our ability to maintain appropriate corporate responsibility practices, oversight, and disclosures;
•policies and other actions of governments to manage and mitigate climate and related environmental risks, and the effects of climate change or the transition to a lower-carbon economy on our business, operations, and reputation; and
•other assumptions, risks, or uncertainties described in the Risk Factors (Item 1A), Management’s Discussion and Analysis of Financial Condition and Results of Operations (Item 7), or the Notes to the Consolidated Financial Statements (Item 8) in our Annual Report on Form 10-K or described in any of the Company’s subsequent quarterly or current reports.

Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, or Current Report on Form 8-K.